Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Kyle Stults
Investor Relations
(410) 740-0081

Martek Announces Agreement to Purchase Amerifit Brands

Acquisition expected to be accretive to earnings in FY’10

Increasing Q1’10 revenue guidance

COLUMBIA, Md. — January 21, 2010 — Martek Biosciences Corporation (NASDAQ: MATK) announced today that it has entered into an agreement to purchase Amerifit Brands Inc., a consumer health and wellness company, from Charterhouse Group, Inc. in an all-cash transaction valued at $200 million, subject to working capital adjustments.  Amerifit Brands develops, markets and distributes branded consumer health and wellness products focused on Women’s and Digestive Health benefits.  Amerifit holds leading brand positions in all of its key product categories, and its products are sold in most major mass, club, drug, grocery and specialty stores. Amerifit’s key products include: Culturelle®, a leading probiotic supplement; AZO®, the leading OTC brand addressing symptom relief, detection and prevention of urinary tract infections; and ESTROVEN®, the leading all-natural nutritional supplement brand addressing the symptoms of menopause.

“Amerifit’s first class sales and marketing infrastructure and proven management team for selling branded consumer health and wellness products provide Martek with a platform for accelerating the commercialization of our nutritional product pipeline,” stated Steve Dubin, Martek’s CEO.  “I am excited at the prospect of being able to develop consumer brands for some of the exciting new products in Martek’s pipeline.  This new capability will enable Martek to move up the value chain by getting closer to the consumer and should result in increased revenue and gross profit opportunities.”

“The entire management team here at Amerifit is thrilled to become part of the Martek family,” said Amerifit CEO Cyrill Siewert.  “Amerifit’s capabilities of marketing and growing leading consumer brands along with Martek’s promising product pipeline, robust R&D capabilities, and commitment to science-based products is a compelling combination that should provide powerful opportunities for growth in the years ahead.”

Under the terms of the transaction, Martek will pay consideration of $200 million, subject to working capital adjustments, of which $120 million will be paid from Martek’s current cash reserves and the remainder from a new credit facility which has been established by Martek.

The transaction is expected to be accretive to Martek’s earnings in fiscal 2010.  Expense synergies are not expected.  The transaction is expected to close in Martek’s second fiscal quarter, subject to customary closing conditions, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.  Martek was advised by Canaccord Adams Inc., Hogan & Hartson LLP, and Miles & Stockbridge P.C.

Q1’10 Guidance Update

Martek’s core business is performing slightly ahead of expectations and accordingly, the Company is updating its guidance as follows:

	Prior Q1	Updated Q1
	Guidance	Guidance

Total Revenue	$85m - $89m	$88.0m - $90.0m
Infant Formula Revenue	$67m - $71m	$70.0m - $71.5m
Non-Infant Formula Revenue	$10m - $11m	$11.0m - $11.5m
Gross Margin	43.5% - 44.5%	43.5% - 44.5%
Non-GAAP EPS (prior to acquisition expenses)	$0.29 - $0.32	$0.30 - $0.33
Acquisition Expenses	$0.02/share	$0.03/share
EPS	$0.27 - $0.30	$0.27 - $0.30

Because the transaction will not close until after the end of the first quarter, the only impact the acquisition will have on Martek’s first quarter is the incurrence of expenses related to the purchase.

Conference Call and Webcast Details

The management of Martek Biosciences will host a conference call and live webcast on Thursday, January 21, 2010 at 8:30 a.m. ET to discuss this announcement.  The Company welcomes all members of the investment community to listen to the call live by dialing in to 800-734-8507 in the U.S. or 212-231-2901 outside the U.S. and providing the passcode:  21456923.  The live webcast and a slide presentation can be accessed at http://investors.martek.com.

An audio replay of the call will be available approximately three hours after the call’s conclusion for 15 days and can be accessed by calling 800-633-8284 in the U.S. or 402-977-9140 outside the U.S. and entering the passcode 21456923.  A replay of the webcast will also be available at http://investors.martek.com.

Safe Harbor Statement

This press release contains forward-looking statements concerning, among other things, expectations regarding the timing and financial impact of the proposed acquisition, future revenue growth, product introductions, production expansion, and revenue and earnings expectations. These statements are based upon numerous assumptions that Martek cannot control and involve risks and uncertainties that could cause actual results to differ, including the possibility that the acquisition may not achieve its anticipated benefits, and may not be completed as scheduled or at all. These statements should be understood in light of the risk factors set forth in the Company’s filings with the SEC.

About Martek Biosciences

Martek Biosciences Corporation is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit http://www.martek.com.

About Charterhouse Group

Charterhouse Group, Inc. is a private equity firm with over three and a half decades of experience in building leading middle-market companies. Established in 1973, Charterhouse has invested in excess of $2.0 billion in equity and established over 100 platform companies with a focus in the Business Services, Healthcare Services and Consumer Products and Services sectors. For more information on Charterhouse, please visit http://www.charterhousegroup.com.